UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  March 5, 2009

THE CHILDREN’S PLACE RETAIL STORES, INC.

(Exact Name of Registrants as Specified in Their Charters)

Delaware

 (State or Other Jurisdiction of Incorporation)

0-23071	31-1241495
(Commission File Number)	(IRS Employer Identification No.)

915 Secaucus Road, Secaucus, New Jersey	07094
(Address of Principal Executive Offices)	(Zip Code)

(201) 558-2400

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 5, 2009, upon the recommendation of the Corporate Governance Committee of the Board of Directors (the "Board") of The Children's Place Retail Stores, Inc.  (the “Company”), the Board increased the number of directors constituting the entire Board from eight to nine and appointed Norman Matthews as an "independent" director of the Company, within the meaning of the Marketplace Rules of the NASDAQ Stock Market, LLC, to fill the vacancy created by such increase.  Mr. Matthews shall serve as a Class III director, holding office for the remainder of the full term of the Class III directors expiring at the annual meeting of stockholders of the Company to be held in 2009.

Mr. Matthews, age 75, currently serves on the Boards of The Progressive Corporation, Henry Schein, Inc., and Finlay Enterprises, Inc.  Previously, he served on the Boards of Sunoco, Inc., Toys “R” Us, Inc., and Federated Department Stores, and as a Trustee for the American Museum of Natural History.  Mr. Matthews served as President of Federated Department Stores until his retirement in 1988.  He joined Federated Department Stores in 1978 as Chairman - Gold Circle Stores Division.  He was promoted to Executive Vice President of Federated Department Stores in 1982, to Vice Chairman in 1984 and to President in 1987.  Prior to joining Federated Department Stores, Mr. Matthews served as Senior Vice President, General Merchandise Manager for E.J. Korvette, and as Senior Vice President, Marketing and Corporate Development for Broyhill Furniture Industries. He began his career as a Partner with Beacon Marketing Consultants and Beacon Advertising Agency.  Mr. Matthews received his undergraduate degree from Princeton University and an MBA from Harvard Business School.

There is no arrangement or understanding between Mr. Matthews and any other person pursuant to which Mr. Matthews was appointed as a director of the Company. Mr. Matthews will be eligible to participate in all non-management director compensation plans or arrangements available to the Company’s other independent directors.  Accordingly, on the date of his appointment as a director, Mr. Matthews was granted under the Company’s Amended and Restated 2005 Equity Incentive Plan, as amended (the “Plan”) a deferred stock award of 4,663 shares of the Company's common stock, which shares are deliverable to Mr. Matthews on the first anniversary of the date of grant, subject to the terms and conditions of the Plan.

A copy of the press release announcing the appointment of Mr. Matthews as a director of the Company is attached to this Current Report on Form 8-K as Exhibit 99.1.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Effective as of March 5, 2009, the Board adopted an amendment and restatement (the "Third Amended and Restated Bylaws") of the Second Amended and Restated Bylaws of the Company (the "Second Amended and Restated Bylaws") to clarify the persons who may preside over meetings of the Company's stockholders and meetings of the Board in the absence of the Chairman of the Board and who may call special meetings of the Board.

The Second Amended and Restated Bylaws provided that in the absence of the Chairman of the Board, the president of the Company would preside at all meetings of the stockholders and at all meetings of the Board.   Pursuant to Section 6(i) of Article I, Section 3(g) of Article II and Section 5 of Article III of the Third Amended and Restated Bylaws, in the absence of the Chairman of the Board, (i) the chairman of meetings of the stockholders of the Company will be such person as designated by the Chairman of the Board or by resolution adopted by the Board and (ii) the chairman of meetings of the Board will be such director chosen by the Board.

The Second Amended and Restated Bylaws also provided that special meetings of the Board could be called by or at the direction of the Chairman of the Board, the president of the Company or a majority of the directors of the Company.  Pursuant to Section 3(d) of Article II of the Third Amended and Restated Bylaws, special meetings of the Board now may be called only by or at the direction of the Chairman of the Board or a majority of the directors of the Company.

The full text of the Third Amended and Restated Bylaws is filed as Exhibit 3.1 to this Current Report on Form 8-K, and the Third Amended and Restated Bylaws is incorporated herein by reference.

Item 9.01	Financial Statement and Exhibits.

(d)	Exhibits

Exhibit 3.1	Third Amended and Restated Bylaws of the Company.

Exhibit 99.1	Press release, dated March 5, 2009, issued by the Company regarding the Company's appointment of Mr. Matthews as a member of the Board.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  March 6, 2009
THE CHILDREN’S PLACE RETAIL STORES, INC.

By:	/s/ Susan J. Riley
Name:	Susan J. Riley
Title:	Executive Vice President, Finance and Administration